Exhibit 27(l) – Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in the Statement of Additional Information, dated May 1, 2026, and included in this Post-Effective Amendment No. 1 to the Registration Statement Form N-4, File No. 333-294112 of Voya Retirement Insurance and Annuity Company (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 6, 2026, with respect to the consolidated financial statements and supplemental schedules of Voya Retirement Insurance and Annuity Company and (2) dated March 20, 2026, with respect to the financial statements of each of the subaccounts within Variable Annuity Account C of Voya Retirement Insurance and Annuity Company, for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA April 22, 2026